EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HealthMarkets, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-163727, 333-163726 and 333-134171) of HealthMarkets, Inc. and subsidiaries (the Company) of our report dated March 8, 2012, with respect to the consolidated balance sheets of HealthMarkets, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, consolidated statements of stockholders’ equity and comprehensive income (loss), and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, which report appears in the December 31, 2011 annual report on Form 10-K of HealthMarkets, Inc.

The aforementioned report, with respect to the consolidated financial statements of the Company, refers to a change in accounting method related to claim liabilities from the modified incurred date reserving method to the service date method effective January 1, 2011.

KPMG LLP

Dallas, Texas

March 8, 2012